Exhibit 99.1

DAYSTAR TECHNOLOGIES, INC. (DSTI) ACCEPTS RESIGNATION OF WILLIAM STECKEL FROM THE BOARD OF DIRECTORS.

UNION CITY, CA--(Marketwire - October 1, 2012) - DayStar Technologies, Inc. (NASDAQ: DSTI) ("DayStar") ("the Company") announced the resignation of William Steckel from the board of directors effective September 28, 2012 due to his new employer’s requirement that he not serve as a director on outside company boards. A replacement has not been named yet so the Board will continue to conduct business with a vacancy in its’ allowed members until a new member is identified. Mr. Steckel joined DayStar in 2008 and served the company in positions, including CFO, President, and CEO. The Board and the company are greatly indebted to Mr. Steckel for his years of service.

About DayStar Technologies, Inc.
DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon GIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

For further information about this release, contact Dale Hoover, CFO at 714-801-4701 and/or email: dhoover@daystartech.com